EXHIBIT 99.1

MERCURY INTERACTIVE PRICES $500 MILLION OF ZERO COUPON SENIOR

CONVERTIBLE NOTES DUE 2008

SUNNYVALE, Calif.—April 24, 2003—Mercury Interactive Corporation (NASDAQ: MERQ) announced today that it has agreed to issue $500.0 million of Zero Coupon Senior Convertible Notes Due 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Company has also granted the initial purchaser of the notes an option to purchase up to an additional $100.0 million principal amount of the notes. The closing of the transaction is subject to customary closing conditions.

The Notes will not bear interest and will not accrete. The Notes will be convertible into Mercury Interactive common stock at a conversion price of $51.69 per share, subject to adjustment upon the occurrence of specified events. However, holders of the Notes may convert their Notes only if: (1) the price of the Company’s common stock issuable upon conversion of a note reaches a specified threshold, or (2) specified corporate transactions occur. Mercury Interactive may not redeem the Notes prior to their maturity.

Mercury Interactive expects to use the net proceeds from the offering for general corporate purposes, including potential acquisitions.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Neither the Notes nor the common stock have been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

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Mercury Interactive is a trademark or registered trademark of Mercury Interactive Corporation in the United States and select foreign countries.